EXHIBIT 99.1

C O R P O R A T E P A R T I C I P A N T S

Stephen Heit, Executive Vice President and Chief Financial Officer

Lance Funston, Chief Executive Officer and Chairman of the Board

C O N F E R E N C E C A L L P A R T I C I P A N T S

Lenny Dunne, Mutual Trust

Maj Soueidan, GeoInvesting

P R E S E N T A T I O N

Operator:

Good morning. My name is Meaghan and I will be your conference Operator today. At this time, I would like to welcome everyone to the CCA Industries, Incorporated Second Quarter Earnings Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, followed by the number one on your telephone keypad. If you would like to withdraw your question, please press the pound key. If you’re listening through the webcast and would like to ask a question, please dial in to the conference call using the numbers listed on the webcast console. Thank you.

Steve Heit, Chief Financial Officer, you may begin your conference.

Stephen Heit:

Good morning, everyone, and welcome to the very first investor conference call for CCA Industries.

Before I begin, I need to read a statement regarding forward looking information. Statements that might be made in this conference that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which would cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors which could cause them to differ materially. For these statements, we claim the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

Thank you very much for joining us. I’m going to just do a review of the second quarter and where we’re at, and then turn it over to our Chief Executive Officer and Chairman of the Board, Lance Funston.

So, for the quarter ending May 31, 2017, the Company earned $698,550, or $0.10 earnings per share. You will note, if you look at the financial statement, that we did not report any discontinued operations. Our last discontinued operations occurred in the 2016 fiscal year, and so we do not anticipate reporting any discontinued operations in fiscal 2017. The Company, for the six months, year-to-date period, earned a net income total of $885,301, or $0.13 per share.

Looking at our balance sheet, a couple of points I would like to make.

You will note that the accounts receivable increased markedly from November 30, 2016 to May 31, 2017, we went from approximately $2.1 million to $3.4 million. That was mainly a function of the increase in gross sales. The gross sales for September/October/November period leading up to our year end was $4.8 million. Our gross sales for the March/April/May period leading up to the second quarter end was $6.8 million. So, it was a $2 million increase in gross.

Inventories have been held steady, as Doug Haas, the President and Chief Operating Officer has worked to keep inventory levels, while being able to ship everything out on a timely basis.

One other big item I’d like to point out, which also affects our cash flow, is if you take a look at our November 30, 2015 balance for accounts payable and accrued liabilities, both the current and long-term portion, it was $8,887,835, and if you take a look at that same balance as of May 31, 2017, it’s $5,423,719. That means that we have reduced that liability by $3,464,116. That reduction was due to a couple of factors. Number one, we had a tremendous amount of what we have called legacy expenses. Legacy expenses were bills for restructuring and for old accounts payable, and legal, and media bills. Back when the Company was having difficulties with cash flow, the bills had added up. Those bills have been mostly paid off.

The restructuring expense, by the way, was primarily severance charges that the Company incurred. Please keep in mind that, going back to 2013, the Company had 153 employees; today, we have 12 employees. So, we did have quite a bit severance charges to be paid.

We had-one media bill alone was $1.1 million. It was actually higher and our CEO, Lance Funston, actually was able to get that bill reduce, but the $1.1 million had to be paid. That’s now been paid off.

So, what we have left in these legacy expenses is about $505,000 of severance costs and $50,000 of legal fees. Those will all be paid off by the end of this November, and the Company, from that point forward will be able to devote its cash flow to growing the Company. All our cash flow up till now has really been stabilizing the Company financially and paying off old bills, paying off the severance costs, as I said. Now, we’ll be able to devote that same cash flow to growing the Company.

Keep in mind, if you look at the history of this Company, we have always had a very strong cash flow. We’ve had-going back five/six years ago, seven years ago, we had $23 million of cash in the bank and no debt. That was because of the strong cash flow of this Company over the years. We’re now in a position to get back to that again. We’re generating strong cash flow devoted to growing the Company.

One other point I wanted to make on the income statement for the quarter is that contained in the income statement is a couple-a couple of things I wanted to point out, actually.

Number one, our returns rate has dropped. We did have higher returns in the first quarter. Our returns rate has dropped in the second quarter, and is will continue-and is continuing to drop so far in the third quarter, for the month that we just closed out, the month of June. So, that will have an impact in terms of our net sales.

The other point I wanted to make is that contained in the SG&A for the quarter and year are two expenses that are not usual expenses. Number one, we had litigation settlement, and if you look in Part 2, Item 1 of the 10Q, I describe in detail what was settled, but we had three different cases that were Proposition 65 type cases out of California that have been going on for some time. Those cases were settled, and so we recorded an expense on our books of $77,000 for that settlement. That impacted our year-to-date and quarter numbers. We also had some legal fees from the law firm handling that, that really were legal fees from 2016 that the firm, in error, did not bill to us in 2016, they billed it to us in 2017, and that was a little over $80,000. So, related to this whole litigation is almost $160,000 of costs that’s contained in SG&A.

I don’t have any other comment on the financials. So, with that, I’ll turn it over to Lance Funston, our Chairman of the Board and Chief Executive Officer.

Lance Funston:

Certainly, if any of you have questions on the financial backdrop, give you some updates on the products and marketing side, feel free to ask.

Let me revisit a little bit of history here, because I’m assuming those of you who have taken the time to call in are calling in because you’re interested in the Company and how we’re doing, and I appreciate the support and interest.

In 2015, the Company began the process of cutting costs, essentially converting the Company from a partial manufacturing operation and a substantial warehouse to assemble components, some of which were manufactured domestically, some not. That was proved to be a very, very expensive model. Steve and the prior CEO began that process by outsourcing all production, and the President, Doug Haas, who’s been with me for 15 years, began to focus on getting cost of goods down below where we could make some profit. That continued into 2016. I think 2017 would be a much more successful year for us, if, in fact, we had not spent ’16 continuing the clean-up process, and I look at the number of products we had, individual SKUs-that’s on the separate component side of this-that some of the retailers had requested, so it’s a little bit of a misleading number. (Inaudible). In reality, we had 91 SKUs, individual SKUs last year, and this year, Doug has been able to reduce that down to 74, if, in fact, you reinstate six of our nail products.

We have now consolidated the Company. The nail business was a killer for this Company, and prior initiatives by Management to develop a new line of products that did not have sufficient budget for promotion, it turned out to be not successful, and that really helped the wellness line. So, as a result, that category we exited, as Steve pointed out, that was the bulk of our ’16 and ‘17-so far, in the first quarter of ‘17-it was the balance of the discontinued operations, and obviously in prior years we had to absorb a substantially bigger number. The six base SKUs in Nutra Nail were very successful before the Company chose to move into this foray in health and wellness. So, we’ve asked-I think we’re now in the process of completing a new licensing agreement with Nutra Nail folks to initiate four to six core products that we know will be profitable and stable.

The Company, though, because of the short cash flow, was not able in 2016 to complete development of new products in core categories. As a result, we’re a little bit behind on meeting some of the competitive pressures (inaudible). Let me take them one at a time.

Plus+White, obviously our principal category, with 38% of our sales being generated by Plus+White. I had anticipated that we would have a significant decline in that business this year, because we made a decision to get out of the toothpaste standalone business. Toothpaste had become such a commodity, with Crest and Colgate firing cannons at each other and we just couldn’t keep up. In reality, I expected us to see flat to decline, but, in essence, Plus+White has, in fact, continued to get in shape to support its resilience and it’s the number two whitening brand in the category, and probably will generate around $12.8 million, if you look at the past chaos in gross retail sales. The brand is up 2%, which is probably only significant because that’s a 2% increase in dollars, 3.9% increase in units, when we actually had-we actually walked away from a substantial (inaudible) toothpaste business.

(Inaudible) Walmart, Walgreen’s are both up in that category, (inaudible) year-over-year at Walmart, and 6.7% up at Walgreens. Now, Walgreens sales are extraordinary. (Inaudible) introduced a new product there, which is our Sensi-Care component, which gives people who want teeth whitening, but have sensitive teeth or gums, a chance to whiten them without the associated pain or discomfort. That product will be presented this coming months to Walmart. At this point, everyone that has been presented the product-that would be (inaudible) Walgreens-have taken it, and we hope with Walmart, we hope to have a similar result from Walmart, as well.

Bikini Zone, which has always been a flagship product, because depilatories have not really had-there’s never been any significant inroads into the Lidocaine area by the store rates. We, in fact, have (inaudible) Lidocaine-based product that really does work effectively in terms of the discomfort associated with shaving. However, this past year, (inaudible) several product brands have begun to develop inroads in this area. As a result, we are now confronting some competitive pressures and we need to respond. So, for new products in that category, that we’re currently introducing, ECRM is underway at the moment and we’re getting responses from (inaudible) to see where those products line up. As a result, exfoliating gel, ingrown hair serum, medicated pads, which has been a convenient method of delivering a product, and a hair removal treatment, and a treatment includes a hair depilatory, as well as the ingrown-I’m sorry, the medicated hair reduction, is massive. In other words, if you want to shave and you don’t want to have to go back, or wax, you don’t want to go back constantly to have it redone, this slows the process, reduces that, reduces that requirement.

Sudden Change is the third major product we’re evolving, which is our skin care area. Sudden Change, I think had been, again, has had a tough time because we’ve been limited to two SKUs, with the inability to develop new ones would be due to short cash problems. (Inaudible) was a process. In essence, we had to design and position the product with packaging, have to design a formula, test that formula to stabilize it, make sure it’s going to last the two years the retailer would want it to last, and then we have to manufacture it. That whole process, in addition to involving cash requirements, also takes times. Then, you have to wait a little more longer because you’re never going to develop a product exactly when your retailer wants to put it on the shelves. So, Walmart, for example, review products in the first week of August that will not be going on the shelf until March of next year. So, that’s a substantial lag between the concept and the execution. When I say that Sudden Change has suffered, the truth of the matter is the a core product for us, Under-Eye Serum has been very, very-we see very, very hot this year. The media has responded well. As a result, Sudden Change is up 9.4% at Walgreen’s. It’s probably more a function, then anything else, of the instant response; i.e., it works in just three minutes. It actually does work, which we demonstrate. It’s just a quick (inaudible). The prognosis going forward (inaudible).

We’ve developed four new products (inaudible) we’re offering retailer (inaudible) Sudden Change. Our research has discovered that skin care must be marketed as a regime, not an individual item. For that reason, we’ve now got three basic products. Cleanser, which is a (inaudible) cleaning cream. In order to provide detox to the skin, we’ve got a three-in-one clay mask, and to repair the skin, Derma Renewal, also Ultra-Real night cream.

This year, we had conference in Vegas last week, Tuesday, actually. We visited with a number of accounts (inaudible), and we’d like to get (inaudible) would like to convert that in paper, but haven’t yet. That’s a follow-up process that takes a couple of months. I think Steve Weiss is working on it aggressively.

One thing I want to point out is that quality of orderings will improve over time, as Doug is looking at cost of goods and margins daily. I think, for the most part, we’re focusing our efforts, staying focused on the three categories we’ve been successful with, depilatory, skin care and teeth whitening, but we do have other trademarks.

(Inaudible) Solar Sense, our sunscreen. It’s a good, solid product. The problem is, historically, the Company could not price it in such a way that we can make money with substantial returns being in season. So, July, August, it accounts (inaudible) ordering in heavy in anticipation of sales, and if they don’t make the sales, they send it back to you. Those credits really impact your margin and we decided just to relaunch that product and market it moving forward (inaudible).

Sunset Café is, of course, a fragrance brand we don’t market domestically, but it’s a nice piece of business, probably do around $1.4 million this year overseas (inaudible).

Lobe Miracle, high margin, a very simple gadget that helps women protect their ears with heavy pierced earrings. It’s been generating around $400,000 in income this year, but I think the important thing is that we will probably eclipse that number substantially going forward, because I believe it’s a millennial product and will do well on the Internet.

Scar Zone, again, is a historically strong trademark the Company is using, like $600,000 in sales, but at this point, needs some reviving in terms of extending the line. Pain Buster is the same.

Hair Off and Nutra Nail, I just mentioned, are loyalty (inaudible) we’re in the process of renegotiating with the owner and hope we’ll put that in place.

Focus is a very important part of our future, and I think, staying focused on these issues, we will continue to improve the quality of orderings. As far as the valuation that you guys-a return on your investment and return on my investment-I think we have to do a little better job, and we’re trying to do it with this call, to give you a little more information on where we’re headed and why we’re doing it, but, in fact, we can begin to close what I call the valuation gap. When I say valuation gap, I’m saying that we go out to look at acquisitions. The minute I saw that this particular company does not respond to organic growth, but rather, look, I needed to make some acquisitions, or at least look at them, and when I look at an acquisition and the guy that’s selling the company says he wants two or three times top line sales, and looking at our Company and we’re selling at less than one times sales, it really makes it a very difficult process to try to make acquisitions because that doesn’t necessarily make an accretive transaction, if you buy something at three times top line and the market’s valuing you less than one time. You can imagine that’s not going to help our value. To get that valuation gap covered, I think that, over time, they require that we do a better job of informing our investors, which is why I suggested we have this call, which I hope will be the first of a series of quarterly calls.

Let me open it to your questions now, with that in mind, that we’d like you to know more about the Company and why we think it’s a good investment, but, again, that’s something you guys have to make your own decision on.

At this point, Meaghan, (inaudible), open it up to questions.

Operator:

Certainly. At this time, I would like to remind everyone in order to ask a question, please press star, then the number one on your telephone keypad. Again, that’s star, followed by the number one.

Our first question is from Lenny Dunne (phon) with Mutual Trust. Your line is open.

Lenny Dunne:

Good morning, gentlemen. Lance, clearly, you have a platform in place that doing the right acquisitions, you just bolt them on, there’s no cost other than the initial investment, because nobody else has the distribution, warehousing and manufacturing, so it would be fairly easy, if you get the right acquisitions, to have things that are accretive to earnings. Do you have anything in the works right now that would-you know, not necessarily giving us the name of a company, or anything-that could relatively soon be closed and start being accretive to earnings?

Lance Funston:

Steve, why don’t you handle that, because I want to make sure …

Stephen Heit:

Sure.

Lance Funston:

… that whatever we say here is consistent with what we can say? I know Steve’s working on a deal, but I don’t know to what extent he can even mention (inaudible).

Stephen Heit:

Right. We don’t-the Company has been looking at an acquisition and been in discussions. At this time, there is no written agreement, so we’re not in a position to announce anything, and when we do, we’ll certainly issue a press release and an announcement for the entire investor community to see. I’m hoping that we will have something to announce soon.

Lenny Dunne:

Okay.

Stephen Heit:

It’s something that we’re working on actively.

Lenny Dunne:

Yes, I guess that’s the best you can legally say. Are you working on more than one or just one at the moment?

Stephen Heit:

At the moment, one.

Lenny Dunne:

Okay. The other thing is that the stock trading, other than today, is extremely light. Clearly, we’re not being followed because we were a micro-cap, but the stock is you’re extremely undervalued. If you could put up $0.10 quarters, the stock should be trading in the sixes not in the threes, and maybe even a little higher. But, are you going to be able to do something to show this a little better to Wall Street so that we have some visibility, because right now we have virtually none?

Stephen Heit:

The answer is, yes. The Company does have an Investor Relations firm that we’ve brought on and we are looking to get better visibility to the investor community. That’s why we’re having this call today, in fact. The Company has never had this call before. This is part of our outreach to the investor community to be more transparent in where the Company is and where the Company is going.

Lenny Dunne:

Okay. Looking at the numbers, if you look at the EBITDA numbers, there’s really compelling cash flow here, and with only about $500,000, it would be dedicated to pay off between now and the end of November, we should actually be padding our balance sheet a little bit. Am I misreading that?

Stephen Heit:

I’m sorry, say that again.

Lenny Dunne:

You’ve got some pretty compelling cash flows here, and with the $500,000 in legacy costs to pay off between now and November, your EBITDA numbers indicate some very strong cash flows, that you should be building up cash now going forward, from June 1st on. Am I misreading that?

Stephen Heit:

No, that is correct, and that is what I was referencing earlier when I was speaking, that this Company has always had a strong cash flow and that’s why we’ve built up so much cash earlier in the Company’s history, and now, with all the work that’s been done to right the ship, so to speak, we’re getting back to that again. That doesn’t necessarily mean, by the way, that we’re going to build up cash on the balance sheet for free cash just sitting in a bank account. As Lance has referenced, we would be using cash to invest in new products for the Company, and of course, in acquisitions, as I mentioned earlier.

Lenny Dunne:

Okay.

Lance Funston:

Lenny, I might mention-this is Lance-we already have one acquisition teed up that we have disclosed, which is a brand that I actually control, Porcelana, and even though we have a license agreement at the moment to sell the product, we didn’t grant the company an option to acquire it. When we have the resources and the fairness opinion that justifies a price to pay, then that acquisition will be headed into the stable of products. We are generating at the moment about $2 million a year top line sales level, and that particular product has been, at least (inaudible) quarter, this past quarter, which would be the first experience we’ve had with it, each day, the sales are up double-digit. So, we’re pleased with that performance.

We’re primarily focused on skin care, oral care and depilatory areas, in terms of acquisitions, (inaudible), keeping in the mind that you can acquire a company and pay a premium for the trademark because it has a position in retail on the shelf, or you’re creating (inaudible), you could actually establish your own new product, and I think that’s what we’re doing with our Sensi-Care approach on tooth whitening. There is not on the market today another teeth whitening product that has and addresses the Sensi-Care issue that has full coverage, other than Sensodyne toothpaste. I think most people realize that you just can’t brush long enough to effect real change in the color of your teeth.

Operator:

Your next question comes from the line of Maj Soueidan with GeoInvesting. Your line is open.

Maj Soueidan:

Hey, guys, thanks for the call. I have a quick question. As you start making some progress here in your growth initiatives and that your restructuring starts taking traction, would-are you going to consider returning some capital to shareholders and maybe some buybacks, or other shareholder (inaudible) moves?

Stephen Heit:

I mean, I’ll answer that and then perhaps-this is Steve Heit-and then perhaps Lance wants to add something to it, but the answer-I think the answer is that at this time, the Company is going to be devoting its cash flow to growing the Company, and that is what we feel would be in the best interest of the shareholders. There is a line of thought that companies who issue dividends are not-in some respect, not really doing the right thing, because it’s Management just giving the money to the shareholders instead of using-figuring out how to use that money to grow the company, make it larger and increase shareholder value, and right now we are looking to-our focus is on increasing shareholder value, and that’s where our cash flow will be centered on.

Maj Soueidan:

I guess-I would think that maybe, though, buybacks, with either insiders doing it or the Company doing it, would give some confidence to the market that things are going well and you have confidence in the story.

Stephen Heit:

Well, I think that the confidence is the fact that we have now published six quarters of profits, and we anticipate, of course, being profitable for the entire year this year. We believe we’ve put the past behind us, keeping in mind that those, you know, bad years that we had were about three or four bad years out of a Company’s history that’s been around for about 34 years. So, other than that, the Company has historically been profitable and we are now back to being profitable again, where we should be, and I think that there should be confidence, especially when you take a look at what Management has done to get there. We have significantly cut our SG&A expenses. We once had a payroll in this Company of over $11 million; that payroll is now under $2 million. So, we have cut out all the unnecessary expenses, making a much more efficient and agile business model for this Company, and I think that we’re well poised for growth, and the investors should have confidence in the Management Team, that we’ve been able to turn this around.

Maj Soueidan:

Regarding the cutting of the expenses and the employee headcount, what areas were they from? I mean, you know, obviously, you still have a good Sales and Marketing Team, and has that been reduced significantly, too, from those cuts?

Stephen Heit:

The Sales and Marketing Team has changed. I won’t say that we have cut the Sales and Marketing Team, but we outsourced a lot of our operations, including sales, was outsourced to the Emerson Group, that we have discussed in past SEC filings, and so we are taking advantage of their sales network and representation to the trade. We still have internal staff here, but that is where-that is how we were able to cut personnel here, and while there are costs for that representation, the costs that we are paying is far less than what we were paying when we were doing it in-house.

Maj Soueidan:

Okay. Now, as your sales grow, are you going to get some nice leverage? I mean, do you expect your income to grow faster than sales?

Stephen Heit:

The answer is, yes, because our business model is a variable cost model. In the past, the Company had high fixed costs. We had an 88,000 square foot warehouse. We had $11 million of payroll that was relatively fixed. So, we had huge fixed expenses. Now, our expenses are variable. The cost for sales representation and the whole order-to-cash outsourcing that we did-order-to-cash being that we outsourced all of our EDI computer operations, order processing, invoicing and collections. Outsourcing all that is now on a variable model, because they charge us based on a-as a percentage of sales. So, as our sales go up, that cost goes up, but it’s on a variable basis. So, we feel, without question, that as our sales increases, we’ll be able to hold to that variable cost model.

Maj Soueidan:

Okay, I could maybe talk about-look at that a little more. So, do you have a three- to five-year goal here of where you’d like to be? Where do you think this Company can be in terms of the opportunities you see out there?

Stephen Heit:

Lance, do you want to handle that one?

Lance Funston:

Well, I think that’s the kind of question I’m not supposed to answer, but I’ll tell you that I’m not-let me just say this. This is not, of course, my first rodeo. At 74, I can look back now at, I guess, several consumer product-related entities that I’ve either purchased or founded, and I invested in CCA because I think this platform is one that can make me some money. Now, I’m not asking anybody else to make that same judgment. Everybody else has to represent your own money. But, if you look at the history I disclosed, I did, in fact, (inaudible) for $6.00 top. Now, we want to stabilize the shareholders, so I actually entered into an agreement with a 10% shareholder, (inaudible), to purchase his stock at $6.00 in a couple years. Within a couple of years, if it’s $6.00, I’m sure going to be embarrassed.

Maj Soueidan:

Okay.

Lance Funston:

That can be part of a guidance, (inaudible). If you look at the history of companies that I’ve founded and grown, I would say, on average, we are trying to generate for investors a 25% to 40% per annum return on capital. The last company, TelAmerica Media, averaged $1.5 million, and sold the company for $85 million, sold 85% for $85 million and then sold the remaining 15% for $350 million. The company before that, I was in the toy business, Larami Toys, again, I think sometimes adversely, as some others have mentioned, that company was having trouble selling its water gun, so I developed a concept called the Super Soaker, and obviously that did very well. Before that, Mid-Continent Bottlers, which is a group (inaudible) bottling operations in the Midwest, I paid $60 million for (inaudible).

Maj Soueidan:

Great.

Operator:

As a reminder, if you would like to ask a question, please press star, then the number one on your telephone keypad.

There are no further questions at this time. I turn the call back over to the presenters.

Stephen Heit:

This is Steve Heit. Thank you, everyone, for joining the call, I hope you found it informative, and we will announce when we-in advance when we will be doing the call for the third quarter earnings.

Lance, did you want to have any concluding remarks? I’m not sure if his line got disconnected accidentally.

So, I think at this time we will end the call, and thank you very much, everyone.

Operator:

That concludes today’s conference call. You may now disconnect.